EXHIBIT 99.1

NEWS RELEASE

RANGE REPORTS RECORD RESULTS

FORT WORTH, TEXAS, MAY 4, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported first quarter results. Revenues and cash flow in the period reached record levels. Revenues totaled $63.5 million, a 14% increase over the prior-year period. Cash flow from operations before changes in working capital, a non-GAAP measure, rose 28% to $42.2 million. The increases were due to rising production and higher prices. Net income fell 38% to $5.9 million, solely as a result of non-cash charges. Net income per share totaled $0.11 ($0.10 fully diluted).

Net income in the quarter reflected a $1.6 million non-cash expense associated with the ineffective portion of commodity hedges and a $4.4 million non-cash expense related to the Company’s increasing stock price and its impact on the accounting for shares held in the deferred compensation plan. First quarter 2003 results included non-cash items which increased net income by $4.5 million composed primarily of the cumulative effect of adopting the new accounting rule on asset retirement obligations. Excluding such items, net income for the quarter would have reached $9.9 million or $0.17 per share ($0.15 fully diluted), double the $4.9 million comparable net income of the prior-year period. (See accompanying table for calculation of these non-GAAP measures.)

Oil and gas revenues totaled $65.4 million, 20% above the prior year due to an increase in production volumes and realized prices. Production rose 15% to an average of 177.4 Mmcfe per day, comprised of 126 Mmcf and 8,548 barrels of oil and liquids. Wellhead prices after hedging averaged $4.05 per mcfe, a 3% increase. Gas prices increased 5% to $4.15 per mcf, as oil prices increased 3% to $24.38 per barrel. Hedging decreased average prices by $1.05 per mcfe.

Operating expenses per mcfe decreased 10% during the period to $0.62 per mcfe as a result of lower field costs. Production taxes per mcfe rose 4% due to higher prices. Exploration costs increased $1.1 million primarily due to higher dry hole and seismic costs. General and administrative expenses fell slightly. Interest expense and preferred dividends decreased 12%, as a result of lower debt balances and interest rates. Depletion, depreciation and amortization per mcfe declined 8% to $1.31.

During the quarter, debt fell by $9.6 million due to the application of excess cash flow to debt repayments. Capital expenditures, including acquisitions, of $29 million were funded with only 70% of operating cash flow. The spending funded the drilling of 78 (48.1 net) wells and 15 (11 net) recompletions in the period. Nine (5.3 net) of the projects proved unproductive. By March 31, 34 of the 69 successful wells had come on line. The 35 remaining wells were in various stages of completion or waiting on pipeline. In the period $1.8 million was spent on buying additional interest in existing properties.

In the Gulf Coast division, the Smith #1 well, the recently announced onshore exploratory success in Orange County, Texas was placed online in March and is currently producing 7.7 (3.8 net) Mmcfe per day. Subsequent to quarter-end, the L-13 Sidetrack, an offshore Louisiana development well in the West Delta 30 Field, reached a total measured depth of 9,686 feet. Range estimates the well encountered over 100 feet of gas pay in four sands. ExxonMobil is the operator of the well in which Range owns a 49% working interest (40.7% NRI). Completion is currently underway and first production is expected in June. In the Southwest division, 18 wells were drilled in the first quarter at the West Fuhrman-Mascho unit located in Sterling County, Texas. The drilling increased production from the Field to 17.3 (13.1 net) Mmcfe per day. In the Conger Field of West Texas, two rigs are in the process of drilling 25 wells scheduled for 2004. In Appalachia, the development program is slightly ahead of schedule, with 43 (19.6 net) wells out of a 259 (116.9 net) well program having been drilled.

Commenting, John H. Pinkerton, the Company’s President, noted, “We are delighted that production is rising at an accelerated pace due to solid success in our drilling and acquisition programs. Despite the somewhat confusing impact of non-cash accounting adjustments on net income, the Company’s financial results continue to improve. In the first quarter, cash flow reached a record high, debt declined and unit costs were materially reduced. These achievements, coupled with our substantial inventory of exploration and development projects, position us to generate record results throughout 2004 and for several years to come.”

The Company will host a conference call on Wednesday, May 5 at 2:00 p.m. ET to review its results. To participate, please dial 877-207-5526 about 5-10 minutes prior to the start of the call and ask for the Range Resources First Quarter Conference Call. A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website at least 15 minutes prior to the call to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 30 days. A replay of the call will be available through May 12 at 800-642-1687. The conference ID is 7003199.

Non-GAAP Financial Measure:

Earnings for first quarter 2004 include ineffective commodity hedging losses of $1.6 million, non-cash deferred compensation expense of $4.4 million and amortization of interest rate swap gains of $799,000. Excluding such items, pretax income would have been $15.6 million, a 73% increase from the prior year. Adjusting for the after-tax effect of these items, the Company’s earnings would have been $9.9 million in 2004 or $0.17 per share ($0.15 per diluted share). If similar items were excluded, 2003 earnings would have been $4.9 million or $0.09 per share ($0.09 per diluted share). (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by security analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.

Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles Net cash provided by operations to Cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to inventory of projects, anticipated future production and anticipated record results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-12
Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues
Oil and gas sales	$65,368	$54,330
Transportation and gathering	467	1,027
Gain (loss) on retirement of securities (a)	—	(315)
Ineffective hedging gains (losses) (a)	(1,554)	804
Other (b)	(748)	45

	63,533	55,891	+14%

Expenses
Direct operating	9,995	9,552
Production and ad valorem taxes	4,250	3,476
Exploration	3,567	2,453
General and administrative	4,436	4,461
Non-cash deferred compensation adjustment (c)	4,385	385
Interest	4,145	5,544
Accretion expense (d)	1,096	1,107
Depletion, depreciation and amortization	21,152	19,860

	53,026	46,838	+13%

Pretax income	10,507	9,053	+16%
Income taxes (benefit)
Current	—	4
Deferred	3,887	4,086

	3,887	4,090

Income before accounting change	6,620	4,963	+33%
Cumulative effect of accounting change, net of tax (d)	—	4,491

Net income	6,620	9,454	-30%
Preferred dividends	(738)	—

Net income available to common shareholders	$5,882	$9,454	-38%

Net income available to common shareholders before change in accounting principle	$0.11	0.10
Cumulative effect of change in accounting principle	—	0.08

Net income per common share — basic	$0.11	$0.18

Earnings per common share	$0.10	$0.09
Cumulative effect of change in accounting principle	—	0.08

Net income per common share — diluted	$0.10	$0.17

Weighted average shares outstanding as reported
Basic	54,974	53,869
Diluted	57,738	55,609

(a)	Included in Other revenues in 10-Q.

(b)	Includes net losses of $667 for 2004 and $79 for 2003 from IPF.

(c)	Included in General and administrative expenses in 10-Q. The amount is based on increases in Company’s stock price during the quarter.

(d)	Applicable to the new accounting rule adopted on January 1, 2003 regarding asset retirement obligations.

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RANGE RESOURCES CORPORATION

OPERATING HIGHLIGHTS

	Three Months Ended March 31,
	2004	2003
Average daily production
Oil (bbl)	6,009	5,434	+11%
Natural gas liquids (bbl)	2,539	1,045	+143%
Gas (mcf)	126,115	115,093	+10%
Equivalents (mcfe) (a)	177,402	153,969	+15%
Prices realized
Oil (bbl)	$24.38	$23.64	+3%
Natural gas liquids (bbl)	$18.99	$20.17	-6%
Gas (mcf)	$4.15	$3.95	+5%
Equivalents (mcfe) (a)	$4.05	$3.92	+3%
Operating costs per mcfe
Field expenses	$0.58	$0.67	-13%
Workovers	$0.04	$0.02	+100%
Total	$0.62	$0.69	-10%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets	$50,003	$46,221
Current deferred tax asset	30,159	19,871
IPF receivables	6,640	8,193
Oil and gas properties	723,294	723,382
Transportation and field assets	21,879	22,306
Unrealized hedging gain and other	10,345	10,118

	$842,320	$830,091

Liabilities and Stockholders’ Equity
Current liabilities	$41,170	$46,805
Current asset retirement obligation	5,333	5,814
Current unrealized hedging loss	76,604	54,345
Senior debt	171,100	178,200
Nonrecourse debt of subsidiaries	67,500	70,000
Subordinated notes	110,011	109,980

Total long-term debt	348,611	358,180

Deferred taxes	15,374	10,843
Unrealized hedging loss	20,039	17,027
Deferred compensation liability	21,556	16,981
Long term asset retirement obligation	46,133	46,030
Preferred stock	50,000	50,000
Common stock and retained deficit	284,949	276,215
Stock in deferred compensation plan	(9,478)	(9,297)

	325,471	316,918
Other comprehensive loss	(57,971)	(42,852)

Stockholders’ equity	267,500	274,066

	$842,320	$830,091

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RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATIONS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2004	2003
Net income	$6,620	$9,454
Adjustments to reconcile net income to net cash provided by operations:
Cumulative effect of change in accounting principle	—	(4,491)
Deferred income taxes (benefit)	3,887	4,086
Depletion, depreciation and amortization	22,248	20,967
Exploration expense	1,219	384
Unrealized hedging losses	755	(733)
Adjustment to IPF receivables/allowance for bad debts	529	334
Amortization of deferred issuance costs	204	229
(Gain) loss on retirement of securities	—	315
Deferred compensation adjustments	4,558	564
Loss (gain) on sale of assets	193	(87)
Changes in working capital:
Accounts receivable	2,964	(18,725)
Inventory and other	(6,444)	(390)
Accounts payable	(2,242)	922
Accrued liabilities	(2,269)	3,236

Net changes in working capital	(7,991)	(14,957)

Net cash provided by operations	$32,222	$16,065	+101%

     RECONCILIATION OF CASH FLOWS

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net cash provided by operations	$32,222	$16,065
Net change in working capital	7,991	14,957
Exploration expense	2,348	2,069
Non-cash adjustments	(365)	(179)

Cash flow from operations before changes in working capital – non-GAAP measure	$42,196	$32,912	+28%

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING

	Three Months Ended March 31,
	2004			2003
Basic:
Weighted average shares	56,646			55,196
Stock held by deferred compensation plan	(1,672)			(1,327)

	54,974			53,869	+2%

Dilutive:
Weighted average shares outstanding	56,646			55,196
Dilutive stock options under treasury method	1,092			413
Dilutive effect of 5.9% preferred	—			—

	57,738	(a	)	55,609	+4%

(a)	Additional 5,882 dilutive effect if EPS exceeds $0.125 per share in the quarter.

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RANGE RESOURCES CORPORATION

RECONCILIATION OF NET INCOME BEFORE ACCOUNTING CHANGE
AS REPORTED TO NET INCOME BEFORE ACCOUNTING CHANGE
EXCLUDING CERTAIN ITEMS – NON-GAAP MEASURE
(Unaudited)

		Three Months Ended
		March 31,
	2004	2003
Pretax income as reported	$10,507	$9,053
Adjustment for certain items
(Gain) loss on retirement of securities	—	315
Ineffective commodity hedging (gain) loss	1,554	(804)
Amortization of ineffective interest hedges (gain) loss	(799)	71
Deferred compensation adjustment	4,385	385

Pretax income as adjusted	15,647	9,020	+73%
Income taxes (benefit) adjusted
Current	—	4
Deferred	5,789	4,074

Net income before accounting change excluding certain items, a non-GAAP measure	$9,858	$4,942	+99%

Non-GAAP earnings per share before accounting change
Basic	$0.17	$0.09

Diluted	$0.15	$0.09

HEDGING POSITION (a)

As of May 4, 2004

		Gas		Oil		NGLs
		Volume	Average	Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedged	Hedged	Hedged
		(MMBtu/d)	Prices	(Bbl/d)	Prices	(Bbl/d)	Prices
2Q - 4Q 2004	Swaps	89,745	$4.00	2,643	$25.91	1,377	$21.88
2Q - 4Q 2004	Collars	7,131	$4.45 - $6.12	2,336	$24.21 - $28.21	—	—
Calendar 2005	Swaps	50,695	$4.21	940	$25.11	658	$19.20
Calendar 2005	Collars	26,688	$4.28 - $6.47	2,415	$25.28 - $32.24	—	—
Calendar 2006	Swaps	3,288	$4.85	—	—	—	—
Calendar 2006	Collars	13,288	$4.25 - $6.29	682	$25.91 - $31.45	—	—

(a)	For the remainder of 2004, 16% of hedges are collars with collars being 41% for 2005 and 84% for 2006.

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